Exhibit 10.2

EXECUTION COPY

CONFIRMATION

Date:	October 25, 2005

To:	PartnerRe Ltd.
96 Pitts Bay Road
Pembroke HM 08
Bermuda
Telefax No.:	(441) 292-7010
Attention:	Albert Benchimol

From:	Citibank, N.A.

Telefax No.:	212-615-8985

Transaction Reference Number: E05-01958 to E05-01997

     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between PartnerRe Ltd. (“Counterparty”) and Citibank, N.A. (“Citibank”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Agreement specified below.

     This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction. This Confirmation and any confirmation for an Additional Payment Transaction (as defined hereinafter) shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Agreement”) in the form published by the International Swaps and Derivatives Association, Inc. (“ISDA”) as if we had executed an agreement in such form (with a Schedule that elected a Termination Currency of U.S. Dollars (“USD”)) on the date hereof. A copy of the ISDA Agreement has been, or promptly after the date hereof will be, delivered to you.

     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Confirmation.

     If there exists any executed ISDA Agreement between Citibank and Counterparty or any confirmation or other agreement between Citibank and Counterparty pursuant to which an ISDA Agreement is deemed to exist between Citibank and Counterparty, then notwithstanding anything to the contrary in such ISDA Agreement, such confirmation or agreement or any other agreement to which Citibank and Counterparty are parties, neither the Transaction nor any Additional Payment Transaction shall be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Agreement.

     THIS CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

      1. In the event of any inconsistency between this Confirmation, on the one hand, and the Definitions or the ISDA Agreement, on the other hand, this Confirmation will govern.

     2. Each party will make each payment specified in this Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. General Terms:

     This Confirmation and the ISDA Agreement shall constitute the written agreement between Counterparty and Citibank with respect to the Transaction.

     The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	October 25, 2005

Seller:	Counterparty

Buyer:	Citibank

Shares:	The common stock, $1.00 par value per share, of Counterparty (the “Issuer”) (Symbol: “PRE”).

Tranches:	The Transaction will be divided into individual Tranches, each with the terms set forth in this Confirmation, and in particular with the Number of Shares and Valuation Date set forth below. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Tranche as if each Tranche were a separate Transaction under the Agreement.

Number of Shares:	In the aggregate for all Tranches, 6,732,590. For each Tranche, other than the final Tranche, such aggregate Number of Shares divided by the Number of Tranches, rounded up to the nearest whole number, and, for the final Tranche, such aggregate Number of Shares minus the aggregate sum of the Number of Shares for all preceding Tranches. For the avoidance of doubt, any reference herein to “the Number of Shares” without any reference to a particular Tranche shall be a reference to the aggregate Number of Shares.

Number of Tranches:	40

Forward Price:	For any Tranche,

(i) If the Relevant Price on the Valuation Date for such Tranche is less than or equal to the Forward Cap Price but greater than or equal to the Forward Floor Price, such Relevant Price; or

(ii) if the Relevant Price on the Valuation Date for such Tranche is greater than the Forward Cap Price, the Forward Cap Price; or

(iii) if the Relevant Price on the Valuation Date for such Tranche is less than the Forward Floor Price, the Forward Floor Price.

Forward Floor Price:	USD59.41

Forward Cap Price:	USD79.63

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchanges:	All Exchanges

Calculation Agent:	Citibank, which shall make all calculations, adjustments and determinations in a commercially reasonable manner. All calculations, adjustments and determinations so made shall be binding absent manifest error. The Calculation Agent shall provide Counterparty and Citibank with a schedule of all calculations, adjustments and determinations in reasonable detail and in a timely manner, and consult with Counterparty and Citibank prior to making calculations, adjustments and determinations where reasonably practicable.
4. Periodic Payments:

Periodic Payments:	In respect of each Tranche, on each Periodic Payment Date for such Tranche, Counterparty shall make a cash payment in immediately available funds to Citibank in an amount equal to the Periodic Payment Amount for such Periodic Payment Date for such Tranche; provided that Counterparty shall have the right, upon notice to Citibank at least 3 Scheduled Trading Days prior to the relevant Periodic Payment Date, to defer payment of all or any part of any such Periodic Payment, or any other Periodic Payment (or portion thereof) deferred to such Periodic Payment Date, until the next Periodic Payment Date but in no event later than the Settlement Date for such Tranche (including, for the avoidance of doubt, any early Settlement Date for such Tranche pursuant to Section 11). Any Periodic Payment (or portion thereof) that is so deferred shall bear interest at a rate equal to the Deferral Rate plus 0.50%, compounded (and reset) on each Periodic Payment Date for such Tranche and computed on the basis of the actual number of days elapsed in the relevant period over a 360-day year. On the day Counterparty makes any such deferred Periodic Payment (or portion thereof), Counterparty shall also pay interest accrued on such deferred Periodic Payment (or portion thereof).

Deferral Rate:	For each Periodic Payment Period for any Tranche (or other period for determination) the British Bankers Association Interest Settlement Rate that appears on page 3750 (or other appropriate page if the relevant currency does not appear on such page) of the Dow Jones Telerate Screen (or any successor page) for deposits in the relevant currency with maturities comparable to such Periodic Payment Period (or other period for determination) as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Periodic Payment Period (or other period for determination) or, if such a rate does not appear on the Dow Jones Telerate Screen (or any successor page), the offered quotations to first-class banks in the London interbank market by Citibank N.A. for deposits in the relevant currency of amounts in same day funds comparable to the amount of the Periodic Payment for such Tranche (or portion thereof) being deferred with maturities comparable to such Periodic Payment Period (or other period of determination) determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Periodic Payment Period (or other period of determination).

Business Day:	A day on which banks are not required or authorized to close in New York, New York and on which banks are open for dealings in dollar deposits in the London interbank market.

Periodic Payment Dates:	For each Tranche, each of January 30, 2006, May 1, 2006, July 31, 2006, October 30, 2006, January 29, 2007, April 30, 2007, July 30, 2007, October 29, 2007, January 28, 2008, April 28, 2008, July 28, 2008 and September 25, 2008 (or, if any such day is not a Currency Business Day, the next following Currency Business Day); provided that if an early Settlement Date occurs with respect to such Tranche (or any portion thereof), (i) such early Settlement Date shall be a Periodic Payment Date with respect to such Tranche (or portion thereof) and (ii) any of the dates listed above occurring after such early Settlement Date shall not be a Periodic Payment Date for such Tranche (or portion thereof).

Currency Business Day:	Notwithstanding the Definitions, “Currency Business Day” means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and in Bermuda.

Periodic Payment Amount:	For any Periodic Payment Date for any Tranche, the sum of the Daily Payment Amounts for such Tranche for all calendar days during the relevant Periodic Payment Period.

Daily Payment Amount:	For any Tranche, for any calendar day, the product of (i) the Number of Shares for such Tranche on such day and (ii) USD0.0043932 per Share.

Periodic Payment Period:	For any Periodic Payment Date for any Tranche, the period beginning on and including the immediately preceding Periodic Payment Date for such Tranche (or, in the case of the first Periodic Payment Period for such Tranche, the date that follows the Trade Date by one Settlement Cycle) to but excluding such Periodic Payment Date.

Failure to Pay:	For the avoidance of doubt, failure by Counterparty to make all or any part of any Periodic Payment on any Periodic Payment Date (other than a Periodic Payment Date that is a Settlement Date) when due shall not be an Event of Default.

5. Valuation:

In respect of any Tranche:

Valuation Date:	For the first Tranche, September 26, 2008 and, for each subsequent Tranche, the Scheduled Trading Day immediately following the Valuation Date for the preceding Tranche.

Valuation Date Disruption:	If any Valuation Date is a Disrupted Day, such Valuation Date shall instead be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not, and is not deemed to be, the Valuation Date in respect of any other Tranche; provided that if such Valuation Date has not occurred pursuant to this sentence as of the Final Disruption Date, the Final Disruption Date shall be such Valuation Date (irrespective of whether such date is the Valuation Date in respect of any other Tranche) and the Relevant Price for such Tranche shall be the prevailing market price determined by the Calculation Agent.

Final Disruption Date:	December 15, 2008

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.

6. Settlement Terms:

In respect of any Tranche:

Settlement Currency:	USD

Settlement Method Election:	Not Applicable

Physical Settlement:	Applicable.

Representation and Agreement:	Notwithstanding Section 9.11 of the Definitions, the parties acknowledge that (i) any Shares delivered to Counterparty will be subject to restrictions and limitations arising from Counterparty’s status under applicable securities laws, and (ii) any Shares delivered to Citibank will be subject to restrictions and limitations under applicable securities laws, as described in Section 12(d)(iii) below.

7. Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the sole adjustments in respect of any Extraordinary Dividend shall be that each of the Forward Floor Price and the Forward Cap Price shall be adjusted to be equal to the Forward Floor Price and the Forward Cap Price immediately prior to such adjustment minus the Extraordinary Dividend Amount for such Extraordinary Dividend; and provided further that any adjustment in respect of an Extraordinary Dividend will be effective with respect to any Tranche only if the ex-dividend date for such Extraordinary Dividend occurs during the period from but excluding the Trade Date to and including the Valuation Date for such Tranche.

Potential Adjustment Event:	For purposes hereof, the definition of “Potential Adjustment Event” shall not include clauses (iv) and (v) thereof.

Extraordinary Dividend:	For any Tranche, any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Definitions) the per Share amount or value of which differs from the Ordinary Dividend Amount for such dividend or distribution, as determined by the Calculation Agent. If no ex-dividend date for a dividend or distribution on the Shares occurs within any regular quarterly dividend period of Counterparty, Counterparty shall be deemed to have paid an Extraordinary Dividend in an amount of zero with an ex-dividend date occurring on the Periodic Payment Date (not including any Periodic Payment Date that is a Periodic Payment Date solely because it is a Settlement Date) occurring within such period.

Ordinary Dividend Amount:	USD0.42 for the first dividend or distribution on the Shares for which the ex-dividend date falls within a regular quarterly dividend period of Counterparty, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same regular quarterly dividend period; provided that with respect to any Tranche, the Ordinary Dividend Amount for any dividend or distribution on the Shares for which the ex-dividend date falls after the scheduled Valuation Date for such Tranche shall be USD0.00.

Extraordinary Dividend Amount:	For any Extraordinary Dividend, the per Share amount or value of such Extraordinary Dividend minus the Ordinary Dividend Amount for such Extraordinary Dividend (which difference may be a negative number).

8. Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Alternative Obligation

(b) Share-for Other:	Cancellation and Payment, subject to Section 14(b).

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Not applicable

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:

Cancellation and Payment (subject to “Insolvency Filing” below and to Section 14(b), as applicable)

In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	For all applicable Extraordinary Events, Citibank

9. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”.

Failure to Deliver:	Applicable

Insolvency Filing:	Not applicable; provided that notwithstanding anything to the contrary herein, in the ISDA Agreement or in the Definitions, upon the occurrence of an event of the type described in paragraph (vii) of Section 5(a) of the ISDA Agreement with respect to the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such order being granted).

Hedging Disruption:	Not applicable

Loss of Stock Borrow:	Applicable; provided that the phrase “at a rate equal to or less than the Maximum Stock Loan Rate” at the end of Section 12.9(a)(vii) of the Definitions shall be deleted.

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Citibank

Determining Party:	For all applicable Additional Disruption Events, Citibank

10. Non-Reliance:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

      11. Optional Early Settlement:

     (a) Counterparty may, by providing Citibank at least five Scheduled Trading Days’ prior written notice (a “Settlement Notice”), irrevocably elect to accelerate the Valuation Date for all or any portion of any Tranche to a Scheduled Trading Day specified by Counterparty in such Settlement Notice (such date, the “Early Valuation Date”).

     (b) If Counterparty elects to accelerate a portion but not all of any Tranche, the relevant Settlement Notice shall specify the number of Shares for such Tranche to be accelerated (such number, the “Early Settlement Number”), and (i) early settlement shall occur as described below as if the Number of Shares for such Tranche were the Early Settlement Number and (ii) such Tranche shall continue with its Number of Shares reduced by such Early Settlement Number.

     (c) If any Tranche is so accelerated, then (i) the Number of Shares for such Tranche shall be the Number of Shares for such Tranche (or, if only a portion of the Transaction is accelerated, the Early Settlement Number), (ii) the Forward Price for such Tranche shall be the Early Settlement Forward Price (as defined in Annex A) and (iii) in addition to the payment by Citibank provided in Section 9.2(a)(i) of the Definitions, Citibank shall, in respect of all Tranches (or portions thereof) so accelerated to the same Early Valuation Date, execute and deliver in favor of Counterparty, for no additional consideration, a transaction with the terms set forth in Annex A (such transaction, an “Additional Payment Transaction”). Effective as of any Early Valuation Date and prior to execution and delivery of a confirmation evidencing the related Additional Payment Transaction (such confirmation, an “Additional Payment Transaction Confirmation”), the parties hereto shall be deemed to have executed and delivered such Additional Payment Transaction Confirmation with the terms set forth in Annex A.

     (d) For the avoidance of doubt, the early settlement described above shall constitute a complete and final settlement of the relevant Tranche or Tranches or portion or portions thereof.

      12. Matters relating to the Purchase of Shares and Related Matters:

     (a) Conditions to Effectiveness. The effectiveness of this Confirmation on the Trade Date shall be subject to the following conditions:

     (i) the representations and warranties of Counterparty contained in the Underwriting Agreement (the “Underwriting Agreement”) dated the date hereof among Counterparty, Citibank and Citigroup Global Markets Inc. and any certificate delivered pursuant thereto by Counterparty shall be true and correct on the Trade Date as if made as of the Trade Date;

     (ii) Counterparty shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Trade Date;

     (iii) all of the conditions set forth in Section 5 of the Underwriting Agreement shall have been satisfied;

     (iv) all of the representations and warranties of Counterparty hereunder and under the ISDA Agreement shall be true and correct on the Trade Date as if made as of the Trade Date;

     (v) Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the ISDA Agreement on or prior to the Trade Date; and

     (vi) each of Counterparty and Citibank shall have delivered to the other party a customary closing opinion in form and substance reasonably acceptable to the party receiving such opinion.

If delivery and payment for the Hedge Shares (as such term is defined in the Underwriting Agreement) shall not have occurred by the Closing Date (as such term is defined in the Underwriting Agreement), the parties shall have no further obligations in connection with the Transaction, other than in respect of breaches of representations or covenants on or prior to such date. If, for any reason, the prospectus contemplated by the Underwriting Agreement ceases to satisfy the requirements of the Underwriting Agreement prior to the completion by Citibank, its affiliates or the other underwriters of the sale of the Number of Shares, Citibank may reduce the Number of Shares hereunder to the number of Shares sold prior to such time.

     (b) Interpretive Letter. The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted by Robert W. Reeder and Leslie N. Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Interpretive Letter”).

      (c) Agreements and Acknowledgments Regarding Shares.

     (i) Counterparty agrees and acknowledges that, in respect of any Shares delivered to Citibank hereunder, such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim, any preemptive or similar rights or other encumbrance and shall, upon such issuance, be accepted for listing or quotation on the Exchange;

     (ii) Counterparty agrees and acknowledges that Citibank will hedge its exposure to the Transaction by selling Shares borrowed from third party securities lenders or other Shares pursuant to a registration statement, and each of Citibank and Counterparty currently believes that the Shares (up to the Number of Shares) delivered by Counterparty to Citibank in connection with the Transaction may be used by Citibank to close out open Share borrowings created in the course of Citibank’s hedging activities related to its exposure under the Transaction without further registration under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, Counterparty agrees that, subject to Section 12(d), the Shares that it delivers, pledges or loans to Citibank on or prior to the Settlement Date or Cash Settlement Payment Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System; and

     (iii) Counterparty agrees not to take any action to reduce or decrease the number of authorized and unissued Shares below the sum of the aggregate Number of Shares plus the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party.

     (d) Securities Laws Matters. If the belief of either Citibank or Counterparty stated in sub-paragraph (ii) of “Agreements and Acknowledgments Regarding Shares” above changes because of a change in law or a change in interpretation or the policy of the Securities and Exchange Commission or its staff, or either Citibank or Counterparty otherwise determines that in its reasonable opinion any Shares to be delivered to Citibank by Counterparty may not be freely returned by Citibank to securities lenders as described under such sub-paragraph (ii), then Counterparty may elect that any Shares delivered hereunder either be (x) registered pursuant to an effective registration statement covering public resale of such Shares (“Registered Shares”) or (y) issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof (“Restricted Shares”).

     (i) If Counterparty has elected to deliver Registered Shares, Counterparty shall have afforded Citibank and its counsel and other advisers a reasonable opportunity to conduct a due diligence investigation of Counterparty customary in scope for underwritten equity offerings, and Counterparty and Citibank shall have executed an agreement containing such terms, covenants, conditions, representations, warranties and indemnities substantially similar to such provisions that are customary for underwriting agreements in underwritten equity offerings.

     (ii) Delivery of Restricted Shares by Counterparty to Citibank (a “Private Placement Settlement”) shall be effected in accordance with customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Citibank. On the date of such delivery, Counterparty shall not have taken, or caused to be taken, any action that would make unavailable either (x) the exemption pursuant to Section 4(2) of the Securities Act for the sale or deemed sale by Counterparty to Citibank (or any affiliate designated by Citibank) of the Restricted Shares or (y) the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Citibank (or any such affiliate of Citibank). Counterparty and Citibank shall execute an agreement containing customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Citibank, due diligence rights (for Citibank or any designated buyer of the Restricted Shares by Citibank), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Citibank. In the case of a delivery of Restricted Shares, the Calculation Agent may adjust the number of Restricted Shares to be delivered to Citibank hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Citibank and may only be saleable by Citibank at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the ISDA Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Citibank to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (ii). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date that would otherwise be applicable.

     (iii) If Counterparty delivers any Restricted Shares in respect of the Transaction, Counterparty agrees that (A) such Shares may be transferred freely among Citibank and the wholly owned direct and indirect subsidiaries of Citigroup Inc. and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Citibank (or such affiliate of Citibank) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Citibank or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Citibank (or such affiliate of Citibank).

      13. Representations and Covenants:

     (a) In connection with this Confirmation, the Transaction and any other documentation relating to the ISDA Agreement and any Additional Payment Transaction Confirmation and Additional Payment Transaction, each party to this Confirmation represents and acknowledges to the other party on the date hereof and on the date of any Additional Payment Transaction Confirmation that:

      (i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

     (ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Confirmation and the Transaction hereunder or the relevant Additional Payment Transaction Confirmation and the relevant Additional Payment Transaction, as the case may be, are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

     (b) Counterparty represents to Citibank on the Trade Date (and, in the case of clauses (i), (ii), (iii), (iv) and (v) below, on the Trade Date for each Additional Payment Transaction, and, in the case of clauses (vi) and (ix) below, on the date that Counterparty notifies Citibank that Net Share Settlement, Physical Settlement or Modified Physical Settlement (each as defined in Annex A) applies to any Additional Payment Transaction) that:

     (i) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction or any Additional Payment Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

     (ii) its investments in and liabilities in respect of the Transaction and any Additional Payment Transaction, which it understands are not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction or any Additional Payment Transaction, including the loss of its entire investment in the Transaction or any Additional Payment Transaction;

     (iii) it understands that Citibank has no obligation or intention to register the Transaction or any Additional Payment Transaction under the Securities Act or any state securities law or other applicable federal securities law;

     (iv) it understands that no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Citibank or any governmental agency;

     (v) IT UNDERSTANDS THAT THE TRANSACTION IS, AND ANY ADDITIONAL PAYMENT TRANSACTION WILL BE, SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

     (vi) each of its filings under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

     (vii) it has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon settlement of the Transaction;

     (viii) it is not entering into this Confirmation or the Additional Payment Transaction Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

     (ix) it is not in possession of any material non-public information regarding itself or the Shares;

     (x) it is entering into this Confirmation and the Transaction and any Additional Payment Transaction in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the

Exchange Act, and it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction or any Additional Payment Transaction;

     (xi) it is, and shall be as of the date of any payment or delivery by it hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages;

     (xii) it is not and, after giving effect to the transactions contemplated hereby or by any Additional Payment Transaction Confirmation, will not be required to registered as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

     (xiii) it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M (“Regulation M”) promulgated under the Exchange Act.

     (c) In connection with this Confirmation, the Transaction, any Additional Payment Transaction Confirmation and any Additional Payment Transaction, Counterparty agrees and acknowledges that:

     (i) it shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction or any Additional Payment Transaction;

     (ii) it shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default, a Termination Event in respect of which it is an Affected Party, a Potential Adjustment Event, an Extraordinary Event or an Additional Disruption Event, notify Citibank within one Scheduled Trading Day of the occurrence of obtaining such knowledge;

     (iii) it shall not engage in any “distribution” (as defined in Regulation M) during the period starting on the Valuation Date for any Tranche to which Net Share Settlement, Physical Settlement or Modified Physical Settlement applies under any Additional Payment Transaction and ending on the first Exchange Business Day immediately following the last such Valuation Date; and

     (iv) it shall notify Citibank immediately of its intention to repurchase any Shares if the number of Shares so repurchased would be equal to or greater than 1% of the number of outstanding Shares immediately prior to such repurchase.

     (d) In connection with this Confirmation and the Transaction, Citibank shall (i) hedge its exposure to the Transaction by selling a number of Shares equal to the Number of Shares pursuant to the registration statement contemplated by the Underwriting Agreement and (ii) use any Shares delivered by Counterparty to Citibank in connection with the Transaction only to close out open Share borrowings created in the course of Citibank’s hedging activities related to its exposure under the Transaction.

      14. Miscellaneous:

     (a) Early Termination. The parties agree that, notwithstanding the definition of Settlement Amount in the ISDA Agreement, for purposes of Section 6(e) of the ISDA Agreement, Second Method and Loss will apply to the Transaction.

      (b) Payment on Early Termination and on Certain Extraordinary Events.

     If, subject to Section 14(c) below, one party owes the other party any amount in connection with the Transaction pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the ISDA Agreement (a “Payment Obligation”), then, in lieu of either party fulfilling such Payment Obligation, Counterparty shall deliver to Citibank a number of Termination Delivery Units equal to the Number of Shares against payment by Citibank a purchase price equal to the sum of (i) (A) the sum for all Tranches of the products of (x) the Present Value (as defined in Annex A) of the Forward Floor Price for each Tranche as of date on which such Payment Obligation would have been due and (y) the Number of Shares for the relevant Tranche, minus (B) any accrued and unpaid Periodic Payments and any accrued and unpaid interest on any deferred Periodic Payments or portions thereof, plus (ii) the amount that would be payable by Citibank to Counterparty in respect of the relevant Early Termination Date under Section 6(d)(ii) of the ISDA Agreement or the Cancellation Amount that would be payable by Citibank to Counterparty under Section 12.7 or 12.9 of the Definitions, as the case may be, if the Transaction were the Additional Payment Transaction that Citibank would have been required to execute and deliver in favor of Counterparty if Counterparty had elected pursuant to the provisions of Section 11 to accelerate the Valuation Date for all then outstanding Tranches in full to the date on which such Payment Obligation would have been due. Such delivery and payment shall be made on the third Scheduled Trading Day (or, if such day is not both a Clearance System Business Day and a Currency Business Day, the next following Scheduled Trading Day that is both such days) immediately following the date on which such Payment Obligation would have been due. Notwithstanding anything to the contrary in the ISDA Agreement, for purpose of determining the Payment Obligation, the Transaction shall be deemed to be the only Transaction under the ISDA Agreement.

“Termination Delivery Unit” means (A) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (B) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to deliver cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

     (c) Set-Off and Netting. Citibank agrees not to set-off or net amounts due from Counterparty with respect to the Transaction against amounts due from Citibank to Counterparty under obligations other than Equity Contracts. Section 2(c) of the ISDA Agreement as it applies to payments due with respect to the Transaction shall remain in effect and is not subject to the first sentence of this provision. In addition, upon the occurrence of an Event of Default of the type described in paragraph (vii) of Section 5(a) of the ISDA Agreement with respect to either party as the Defaulting Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X (if X is Counterparty, under an Equity Contract) owed to Y (whether or not matured or contingent and whether or not arising under this Confirmation, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (if X is Counterparty, under an Equity Contract) owed to X (whether or not matured or contingent and whether or not arising under this Confirmation, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision. “Equity Contract” shall mean for purposes of this provision any transaction relating to Shares between X and Y that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

     (d) Maximum Share Delivery. Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver hereunder and under any Additional Payment Transaction, whether pursuant to Physical Settlement, Private Placement Settlement or otherwise, more than 10,000,000 Shares to Citibank in the aggregate.

     (e) Status of Claims in Bankruptcy. Citibank acknowledges and agrees that this Confirmation is not intended to convey to Citibank rights with respect to the transactions contemplated hereby that are senior to the claims of common shareholders in winding up of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Citibank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the ISDA Agreement; and, provided, further, that nothing herein shall limit or shall be deemed to limit Citibank’s rights in respect of any transaction other than the Transaction.

     (f) No Collateral. Notwithstanding any provision of this Confirmation or the ISDA Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transaction is not secured by any collateral. Without limiting the generality of the foregoing, if the ISDA Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Citibank, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Citibank, and the Transaction shall be disregarded for purposes of calculating any Exposure or similar term thereunder.

     (g) Additional Share Delivery. If at any time Counterparty shall be required to pay any amount in cash to Citibank pursuant to any provision hereunder or under the ISDA Agreement (other than pursuant to Section 12.7 or 12.9 of the Definitions or Section 6(d)(ii) of the ISDA Agreement), Counterparty may, upon prior written notice to Citibank, in lieu of making such cash payment to Citibank, deliver a number of Shares (“Additional Shares”) with an aggregate value, as determined by the Calculation Agent based on the closing price of the Shares on the Exchange on the immediately preceding Exchange Business Day, equal to the amount of such cash payment. The parties acknowledge that any Additional Shares so delivered will not be registered for resale under applicable securities laws, and as a result the value thereof so determined by the Calculation Agent will reflect a commercially reasonable illiquidity discount. If, after using commercially reasonable efforts, Citibank cannot sell the additional Additional Shares so received from Counterparty so as to generate proceeds to Citibank in an amount equal to the amount of the cash payment otherwise owed by Counterparty, Counterparty shall, upon request, deliver Additional Shares to Citibank from time to time until such time as the aggregate proceeds from sales effected by Citibank in a commercially reasonable manner of all Additional Shares equals the amount of such cash payment. Citibank agrees that upon so generating an aggregate amount in proceeds from sales of Additional Shares equal to the amount of such cash payment, Citibank shall promptly pay to Counterparty any amount of such proceeds in excess of the amount of such cash payment and return to Counterparty any unsold Additional Shares to Counterparty.

     (h) Transfer. Citibank has the right to assign any or all of its rights and obligations under the Transaction to deliver or accept delivery of Shares to any of its affiliates; provided that such assignment shall only occur in respect of the Transaction when it has become obligatory that the Transaction be settled by the transfer of Shares; and provided, further, that Counterparty shall have recourse to Citibank in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Citibank shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Citibank of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Transaction shall be the only Affected Transaction and Citibank shall be the only Affected Party.

     (i) Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

     (j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR ANY ADDITIONAL PAYMENT TRANSACTION OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     (k) Confidentiality. Notwithstanding any provision in this Confirmation, in connection with Section 1.6011 -4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

     (l) 10b5-1. The parties intend for any settlement hereof to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

     (m) Beneficial Ownership. Notwithstanding anything to the contrary in the ISDA Agreement or this Confirmation, in no event shall Citibank be entitled to receive, or shall be deemed to receive, any Shares if, upon such receipt of such Shares by Citibank, its “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder) would be equal to or greater than 4.9% or more of the outstanding Shares. If any delivery owed to Citibank hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Citibank gives notice to Counterparty that such delivery would not result in Citibank directly or indirectly so beneficially owning in excess of 4.9% of the outstanding Shares.

     (n) Credit Support Document. The Collateral Appendix attached hereto as Annex B shall be a Credit Support Document with respect to Citibank.

      15. Addresses for Notice:

If to Citibank:	Citibank, N.A.
390 Greenwich Street
New York, NY 10013
	Attention:	Corporate Equity Derivatives
	Facsimile:	(212) 723-8328
	Telephone:	(212) 723-7357

with a copy to:	Citibank, N.A.
250 West Street, 10th Floor
New York, NY 10013
	Attention:	GCIB Legal Group—Derivatives
	Facsimile:	(212) 816-7772
	Telephone:	(212) 723-3837

If to Counterparty:	PartnerRe Ltd.
96 Pitts Bay Road,
Pembroke HM 08
Bermuda
	Facsimile:	(441) 292-7010

15

	Telephone:	(441) 292-0888

16. Accounts for Payment:

To Citibank:	Citibank, N.A.
ABA #021000089
DDA 00167679
Ref: Equity Derivatives

To Counterparty:	JPMorgan Chase
New York, New York
	ABA Number:	021 000 021
	SWIFT:	CHASUS33
	Favour:	JPMorgan Chase London
	SWIFT:	CHASGB2L
	Account:	0010962009
	Further Credit:	PartnerRe Ltd.
	Account:	22365002

     17. Delivery Instructions:

     Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

     To Citibank:             To be advised.

     To Counterparty:      To be advised.

Yours sincerely,

CITIBANK, N.A.
		By:	/s/ Herman Hirsch

Name: Herman Hirsch
Title: Authorized Representative

Confirmed as of the date first above written:

PARTNERRE LTD.

By:	/s/ Patrick Thiele

Name: Patrick Thiele
Title: President and CEO

Annex A

TERMS OF OPTIONAL EARLY SETTLEMENT
AND
FORM OF ADDITIONAL PAYMENT TRANSACTION

     Upon any Optional Early Settlement as described in the Forward Transaction Confirmation (as defined below), the Early Settlement Forward Price for any Tranche that is accelerated as so described shall be the discounted present value on the relevant early Settlement Date of the then-applicable Forward Floor Price, discounted from the scheduled Settlement Date for such Tranche using the rate per annum for U.S. dollar LIBOR for the relevant reference period, determined on the basis of the actual number of days elapsed over a 360-day year, as determined by the Calculation Agent (the “Present Value” of the Forward Floor Price for such Tranche as of such early Settlement Date).

     Each Additional Payment Transaction shall be evidenced by an Additional Payment Transaction Confirmation containing the terms set forth below and customary confirmation provisions such as those contained in the confirmation dated October 25, 2005 between PartnerRe Ltd. (“Counterparty”) and Citibank, N.A. (“Citibank”) (the “Forward Transaction Confirmation”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Forward Transaction Confirmation.

     For the avoidance of doubt, the transaction contemplated hereby (the “Additional Payment Transaction”) shall be a “Transaction” under the ISDA Agreement. Solely for purposes of the Definitions, the Additional Payment Transaction shall be considered a Share Option Transaction and shall have the following terms:

(1)	General Terms:

	Option Style:	European

	Option Type:	Call

	Seller:	Citibank

	Buyer:	Counterparty

	Shares:	The common stock, $1.00 par value per share, of Counterparty (Symbol: PRE).

	Trade Date:	The relevant Early Valuation Date

	Tranches:	The Additional Payment Transaction will be divided into individual Tranches corresponding to the Tranches under the Transaction evidenced by the Forward Transaction Confirmation (the “Forward Transaction”) to which the relevant Early Valuation Date related, each with the terms set forth in this Additional Payment Transaction Confirmation and in particular with the Number of Options and Expiration Date set forth below. The payments and deliveries to be made upon settlement of the Additional Payment Transaction will be determined separately for each Tranche as if each Tranche were a separate Transaction under the Agreement.

	Number of Tranches:	The number of the Tranches under the Forward Transaction to which the relevant Early Valuation Date related; provided that if (A) the Relevant Price on the Valuation Date for any Tranche is greater than the Cap Price and (B) Physical Settlement, Modified Physical Settlement or Net Share Settlement is applicable, such Tranche shall be further divided into additional Tranches if necessary such that if Counterparty were to purchase Shares equal to the Number of Options for each such Tranche in Rule 10b-18 purchases (as such term is defined in Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on the Valuation Date for such Tranche, such Rule 10b-18 purchases could be made in a manner that meets the requirements for the safe harbor provided by Rule 10b-18.

	Number of Options:	For any Tranche, the Number of Shares for the corresponding Tranche under the Forward Transaction (or, if such corresponding Tranche was accelerated only in part, the Early Settlement Number for such corresponding Tranche); provided that if the Number of Tranches is increased pursuant to the proviso to “Number of Tranches” above, the Number of Options for each Tranche resulting from the further division described in such proviso shall be as set forth in such proviso.

	Strike Price:	The Forward Floor Price as of the relevant Early Valuation Date.

	Cap Price:	The Forward Cap Price as of the relevant Early Valuation Date.

	Premium:	None.

	Exchange:	New York Stock Exchange

	Related Exchanges:	All Exchanges

	Calculation Agent:	Citibank, which shall make all calculations, adjustments and determinations in a commercially reasonable manner. All calculations, adjustments and determinations so made shall be binding absent manifest error. The Calculation Agent shall provide Counterparty and Citibank with a schedule of all calculations, adjustments and determinations in reasonable detail and in a timely manner, and consult with Counterparty and Citibank prior to making calculations, adjustments and determinations where reasonably practicable.

(2)	Procedure for Exercise and Valuation:

In respect of any Tranche:

	Expiration Time:	The Valuation Time

Expiration Date:	The Valuation Date for the corresponding Tranche under the Forward Transaction; provided that if the Number of Tranches is increased pursuant to the proviso to “Number of Tranches” above, the Expiration Dates for each Tranche resulting from the further division described in such proviso shall be the Scheduled Trading Day immediately following the latest of the Expiration Date for the final Tranche of the Additional Payment Transaction or any other Additional Payment Transaction and the Valuation Date for the final Tranche of the Forward Transaction; provided further that if any Expiration Date is a Disrupted Day, such Expiration Date shall instead be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not, and is not deemed to be, the Expiration Date in respect of any other Tranche of the Additional Payment Transaction or any other Additional Payment Transaction or the Valuation Date in respect of any Tranche under the Forward Transaction; and provided further that if such Expiration Date has not occurred pursuant to this sentence as of the Final Disruption Date, the Final Disruption Date shall be such Expiration Date (irrespective of whether such date is the Expiration Date in respect of any other Tranche of the Additional Payment Transaction or any other Additional Payment Transaction or the Valuation Date in respect of any Tranche of the Forward Transaction) and the Relevant Price for such Tranche shall be the prevailing market price determined by the Calculation Agent. Notwithstanding the foregoing and anything to the contrary in the Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Options for the relevant Tranche for which such day shall be an Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Options for such Tranche, and settlement of the Tranche shall be made on two Settlement Dates in respect of such Expiration Dates as if such Tranche were two separate Tranches. Such determinations and adjustments will be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Final Disruption Date:	January 26, 2009

Automatic Exercise:	If Cash Settlement is applicable, Applicable.

Seller’s Telephone Number, Facsimile Number and Contact Details for Purpose of Giving Notice:	Citibank, N.A. 390 Greenwich Street New York, NY 10013 Attention: Equity Derivatives

Facsimile: (212) 723-8328 Telephone: (212) 723-7357

	Relevant Price:	For any Valuation Date, if Cash Settlement is not applicable and the Relevant Price for the Scheduled Trading Day immediately preceding such Valuation Date is greater than the Cap Price, the 10b-18 VWAP Price minus USD0.05, or, otherwise, as set forth in Section 1.29 of the Definitions.

	10b-18 VWAP Price:	For any Valuation Date, the volume-weighted average price per Share at which the Shares trade on the Exchange on such day, excluding trades (i) that do not settle regular way, (ii) opening trades (regular way) reported in the consolidated system, (iii) trades effected during the 10 minutes before the scheduled close of trading on the Exchange and 10 minutes before the scheduled close of the primary trading session in the market where the trade is effected and (iv) trades on such day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Exchange Act, as determined by the Calculation Agent by reference to Bloomberg Page “AQR SEC” (or any successor thereto) for the Issuer.

	Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.
(4)	Settlement Terms:

In respect of any Tranche:

	Settlement Currency:	USD

	Settlement Method Election:	Applicable; provided that (i) for purposes of this Additional Payment Transaction Confirmation, Section 7.1 of the Definitions is hereby amended by adding the phrase “, Net Share Settlement, Modified Physical Settlement” after “Cash Settlement” in the sixth line thereof, (ii) if Counterparty elects Net Share Settlement, Physical Settlement or Modified Physical Settlement, it shall be deemed to have repeated the representations contained in section 13(b)(vi) and (ix) of the Forward Transaction Confirmation on the date of notice of such election and (iii) the same Settlement Method shall be applicable for all Tranches of all Additional Payment Transactions.

	Electing Party:	Buyer
	Settlement Method Election Date:	The fifth Scheduled Trading Day immediately preceding the first scheduled Valuation Date.
	Default Settlement Method:	Cash Settlement

Settlement Date:	In the case of Physical Settlement, Modified Physical Settlement and Net Share Settlement, the Settlement Date as defined in the Definitions, or, in the case of Cash Settlement, the Cash Settlement Payment Date as defined in the Definitions.

Strike Price Differential:	An amount equal to the lesser of: (i) the greater of (a) the Settlement Price minus the Strike Price and (b) zero; and (ii) the Cap Price minus the Strike Price.

Net Share Settlement:	If applicable, on the Settlement Date, Seller shall deliver to Buyer the Net Share Settlement Amount, and the provisions of Section 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable.

Net Share Settlement Amount:	The number of Shares (rounded down to the nearest whole Share) equal to the Option Cash Settlement Amount divided by the Relevant Price.

Physical Settlement:	If applicable, settlement shall occur in accordance with Section 9.1 of the Definitions, provided that in addition to the payments and deliveries required thereunder, if the Relevant Price is greater than the Cap Price, Buyer shall pay to Seller the Additional Settlement Amount on the Settlement Date.

Additional Settlement Amount:	An amount in the Settlement Currency equal to the greater of (i) (x) the Relevant Price minus the Cap Price, multiplied by (y) the Option Entitlement multiplied by (z) the Number of Options; and (ii) zero.

Modified Physical Settlement:	If applicable, settlement shall occur in accordance with Section 9.1 of the Definitions; provided that in addition to the payments and deliveries required thereunder, if the Relevant Price is greater than the Cap Price, Seller’s delivery obligation shall be reduced by the Cap Share Adjustment, and Seller shall pay to Buyer an amount in the Settlement Currency for any fractional Share included in the Cap Share Adjustment solely due to rounding (at the Relevant Price).

Cap Share Adjustment:	A number of Shares (rounded up to the nearest whole Share) equal to (i) the Additional Settlement Amount divided by (ii) the Relevant Price.

Settlement Price:	If Cash Settlement or Net Share Settlement is applicable, the Relevant Price; or if Physical Settlement or Modified Physical Settlement is applicable, the Strike Price.

Representation and Agreement:	Notwithstanding Section 9.11 of the Definitions, the parties acknowledge that any Shares delivered to Counterparty will be, upon such delivery, subject to restrictions and limitations arising from Counterparty’s status under applicable securities laws.

(5)	Adjustments:

	Method of Adjustment:	Calculation Agent Adjustment; provided that the sole adjustments in respect of any Extraordinary Dividend shall be that each of the Strike Price and the Cap Price shall be adjusted to be equal to the Strike Price and the Cap Price immediately prior to such adjustment minus the Extraordinary Dividend Amount for such Extraordinary Dividend; and provided further that any adjustment in respect of an Extraordinary Dividend will be effective with respect to any Tranche only if the ex-dividend date for such Extraordinary Dividend occurs during the period from but excluding the Trade Date to and including the Valuation Date for such Tranche.

	Potential Adjustment Event:	For purposes hereof, the definition of “Potential Adjustment Event” shall not include clauses (iv) and (v) thereof.

	Extraordinary Dividend:	For any Tranche, any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Definitions) the amount or value of which differs from the Ordinary Dividend Amount for such dividend or distribution, as determined by the Calculation Agent. If no ex-dividend date for a dividend or distribution on the Shares occurs within any regular quarterly dividend period of Counterparty, Counterparty shall be deemed to have paid an Extraordinary Dividend in an amount of zero with an ex-dividend date occurring on the Periodic Payment Date (not including any Periodic Payment Date that is a Periodic Payment Date solely because it is a Settlement Date) occurring within such period.

	Ordinary Dividend Amount:	USD0.42 for the first dividend or distribution on the Shares for which the ex-dividend date falls within a regular quarterly dividend period of Counterparty, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same regular quarterly dividend period; provided that with respect to any Tranche, the Ordinary Dividend Amount for any dividend or distribution on the Shares for which the ex-dividend date falls after the scheduled Valuation Date for such Tranche shall be USD0.00.

	Extraordinary Dividend Amount:	For any Extraordinary Dividend, the per Share amount or value of such Extraordinary Dividend minus the Ordinary Dividend Amount for such Extraordinary Dividend (which difference may be a negative number).

(6)	Extraordinary Events:

	New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors)”.

Consequences of Merger Events:

	(a) Share-for-Share:	Alternative Obligation

	(b) Share-for Other:	Cancellation and Payment (Calculation Agent Determination), subject to Section 9(b).

	(c) Share-for-Combined:	Component Adjustment

	Tender Offer:	Not applicable

	Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination), subject to Section 9(b).

In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

	Determining Party:	For all applicable Extraordinary Events, Citibank

(7)	Additional Disruption Events:

	Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”.

	Failure to Deliver:	Applicable

	Insolvency Filing:	Not Applicable

	Hedging Disruption:	Not applicable

	Loss of Stock Borrow:	Not applicable

	Increased Cost of Stock Borrow:	Not Applicable

	Determining Party:	For all applicable Additional Disruption Events, Citibank

(8)	Acknowledgments:

	Non-Reliance:	Applicable

	Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

	Additional Acknowledgments:	Applicable

(9)	Miscellaneous:

     (a) Early Termination. The parties agree that Second Method and Loss will apply to the Additional Payment Transaction as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency-Cross Border).

      (b) Payment on Early Termination and on Certain Extraordinary Events.

     If, subject to Section 9(c) below, one party owes the other party any amount in connection with the Additional Payment Transaction pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the ISDA Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the ISDA Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the ISDA Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to (A) if the amount is owed by Citibank, require Citibank to satisfy any such Payment Obligation or (B) if the amount is owed by Counterparty to satisfy any such Payment Obligation, in either case by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Citibank, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Closing Date or Early Termination Date, as applicable (“Notice of Termination Delivery”). Upon Notice of Termination Delivery, the party with the Payment Obligation shall deliver to the other party a number of Termination Delivery Units having a cash value equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner). Settlement relating to any delivery of Termination Delivery Units pursuant to this provision shall occur on the third Scheduled Trading Day (or, if such day is not both a Clearance System Business Day and a Currency Business Day, the next following Scheduled Trading Day that is both such days) following the date on which such Payment Obligation would have been due. Notwithstanding anything to the contrary in the ISDA Agreement, for purposes of determining the Payment Obligation, the Additional Payment Transaction shall be deemed to be the only Transaction under the ISDA Agreement.

“Termination Delivery Unit” means (A) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (B) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to deliver (or, as applicable, have Citibank deliver) cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

     (c) Set-Off and Netting. Citibank agrees not to set-off or net amounts due from Counterparty with respect to the Transaction against amounts due from Citibank to Counterparty under obligations other than Equity Contracts. Section 2(c) of the ISDA Agreement as it applies to payments due with respect to the Transaction shall remain in effect and is not subject to the first sentence of this provision. In addition, upon the occurrence of an Event of Default of the type described in paragraph (vii) of Section 5(a) of the ISDA Agreement with respect to either party as the Defaulting Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X (if X is Counterparty, under an Equity Contract) owed to Y (whether or not matured or contingent and whether or not arising under this Confirmation, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (if X is Counterparty, under an Equity Contract) owed to X (whether or not matured or contingent and whether or not arising under this Confirmation, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision. “Equity Contract” shall mean for purposes of this provision any transaction relating to Shares between X and Y that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

     (d) Maximum Share Delivery. Notwithstanding any other provision of this Additional Payment Confirmation, in no event will Counterparty be required to deliver hereunder, under any other Additional Payment Transaction and under the Forward Transaction more than 10,000,000 Shares to Citibank in the aggregate.

     (e) Status of Claims in Bankruptcy. Citibank acknowledges and agrees that the Additional Payment Transaction, is not intended to convey to Citibank rights with respect to any Transaction that are senior to the claims of common shareholders in winding up of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Citibank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Additional Payment Transaction; and provided further that nothing herein shall limit or shall be deemed to limit Citibank’s rights in respect of any transactions other than the Additional Payment Transaction.

     (f) No Collateral. Notwithstanding any provision of this Additional Payment Confirmation, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Additional Payment Transaction are not secured by any collateral. Without limiting the generality of the foregoing, if the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Citibank, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Citibank, and the Additional Payment Transaction shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

     (g) Additional Share Delivery. If at any time Counterparty shall be required to pay any amount in cash to Citibank pursuant to any provision hereunder or under the ISDA Agreement (other than pursuant to Section 12.7 or 12.9 of the Definitions or Section 6(d)(ii) of the ISDA Agreement), Counterparty may, upon prior written notice to Citibank, in lieu of making such cash payment to Citibank, deliver a number of Shares (“Additional

Shares”) with an aggregate value, as determined by the Calculation Agent based on the closing price of the Shares on the Exchange on the immediately preceding Exchange Business Day, equal to the amount of such cash payment. The parties acknowledge that any Additional Shares so delivered will not be registered for resale under applicable securities laws, and as a result the value thereof so determined by the Calculation Agent will reflect a commercially reasonable illiquidity discount. If, after using commercially reasonable efforts, Citibank cannot sell the additional Additional Shares so received from Counterparty so as to generate proceeds to Citibank in an amount equal to the amount of the cash payment otherwise owed by Counterparty, Counterparty shall, upon request, deliver Additional Shares to Citibank from time to time until such time as the aggregate proceeds from sales effected by Citibank in a commercially reasonable manner of all Additional Shares equals the amount of such cash payment. Citibank agrees that upon so generating an aggregate amount in proceeds from sales of Additional Shares equal to the amount of such cash payment, Citibank shall promptly pay to Counterparty any amount of such proceeds in excess of the amount of such cash payment and return to Counterparty any unsold Additional Shares to Counterparty.

     (h) Transfer. Citibank has the right to assign any or all of its rights and obligations under the Additional Payment Transaction to deliver or accept delivery of Shares to any of its affiliates; provided that such assignment shall only occur in respect of the Additional Payment Transaction when it has become obligatory that the Additional Payment Transaction be settled by the transfer of Shares; and provided, further, that Counterparty shall have recourse to Citibank in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Citibank shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Citibank of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Additional Payment Transaction shall be the only Affected Transaction and Citibank shall be the only Affected Party.

     (i) Severability; Illegality. If compliance by either party with any provision of the Additional Payment Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Additional Payment Transaction shall not be invalidated, but shall remain in full force and effect.

     (j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND CITIBANK HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ADDITIONAL PAYMENT TRANSACTION OR THE ACTIONS OF CITIBANK OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     (k) Confidentiality. Notwithstanding any provision in this Additional Payment Confirmation, in connection with Section 1.6011 -4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Additional Payment Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

     (l) 10b5-1. The parties intend for any Cash Settlement to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and this Additional Payment Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

     (m) Acknowledgments and Agreements With Respect To Hedging and Market Activity. In connection with settlement of the Additional Payment Transaction, Counterparty acknowledges and agrees that, without limiting the generality of Sections 13.1, 13.2 and 13.4 of the Definitions:

     (i) Citibank shall make its own determination as to whether, when or in what manner any hedging or market activities in the Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the 10b-18 VWAP Price; and

     (ii) any market activities of Citibank and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the 10b-18 VWAP Price, each in a manner that may be adverse to Counterparty.

ANNEX B

COLLATERAL APPENDIX
in respect of the
CONFIRMATION
of the
TRANSACTION
between
PARTNERRE LTD
and
CITIBANK, N.A.

     This Collateral Appendix (this “Collateral Appendix”) supplements, forms part of and is subject to, the above-referenced Confirmation dated as of October 25, 2005 (the “Confirmation”) between PartnerRe Ltd. (“Secured Party”) and Citibank, N.A. (“Pledgor”) and the Agreement referred to therein, and is a Credit Support Document under the Agreement with respect to the Pledgor. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Confirmation.

     In consideration of their mutual covenants contained herein and to secure the performance by Pledgor of Pledgor’s obligations under the Transaction and the observance and performance of the covenants and agreements contained herein and in the Confirmation, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

      1. Definitions.

As used herein, the following words and phrases shall have the following meanings:

“Authorized Officer” of Pledgor means any officer as to whom Pledgor shall have delivered notice to Secured Party that such officer is authorized to act hereunder on behalf of Pledgor.

“Collateral” has the meaning provided in Section 2(a) of this Collateral Appendix;

“Collateral Account” has the meaning provided in Section 4(e) of this Collateral Appendix;

“Collateral Event of Default” means, at any time, the failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal Lien, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), as to which Secured Party has Control, or, in each case, assertion of such by Pledgor in writing;

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC;

“Custodian” means the custodian appointed by Secured Party and identified to Pledgor;

“Default Event” means any Event of Default with respect to Pledgor or any Termination Event with respect to which Pledgor is the Affected Party or an Affected Party;

“Excluded Proceeds” means any ordinary interest payment in respect of the Loan unless such interest payment is made after the occurrence and during the continuance of any Default Event;

“Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind;

“Loan” means any outstanding principal amount of the advance made and any accrued and unpaid interest owed by the Secured Party to the Pledgor under the Loan Agreement.

“Loan Agreement” means the loan agreement dated as of October 25, 2005 between the Pledgor and the Secured Party.

“Loan Collateral” has the meaning provided in Section 6 of this Collateral Appendix.

“Location” means, with respect to any party, such party’s “location” within the meaning of Section 9-307 of the UCC;

“Perfection Certificate” has the meaning provided in Section 3(e) of this Collateral Appendix.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

“Retained Proceeds” has the meaning provided in Section 6(a) of this Collateral Appendix;

“Security Interests” means the security interests in the Collateral created hereby;

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

2.	The Security Interests.

In order to secure the full and punctual observance and performance of the covenants and agreements contained herein, in the Confirmation and in the Agreement:

(a)	Pledgor hereby assigns and pledges to Secured Party, and grants to Secured Party, security interests in and to, and a lien upon and right of set-off against, and transfers to Secured Party, as and by way of a security interest having priority over all other security interests, with power of sale, all of Pledgor’s right, title and interest in and to and under (whether now existing or hereafter acquired):

(i) the Loan Agreement;

(ii) any and all principal, interest, and all other payments and other moneys due or to become due, and any and all claims, rights, powers, remedies, title and interests of the Pledgor in and to or under or arising out of the Loan Agreement;

(iii)	the Collateral Account and all securities and other financial assets (each as defined in Section 8-102 of the UCC), and other funds, property or assets from time to time held therein or credited thereto;

(iv)	any and all cash and cash equivalents deposited in the Collateral Account as substitute collateral as permitted by Section 6 below; and

(v)	all proceeds of the foregoing, including without limitation any amounts received by Pledgor in repayment of the Loan or in connection with any assignment of or sale of participations in the Loan pursuant to the Loan Agreement (together with (i) through (iii) above collectively called the “Collateral”). Secured Party shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to Secured Party by this Collateral Appendix.

(b)	The parties hereto expressly agree that all rights, assets and property at any time held in or credited to the Collateral Account shall be treated as financial assets (as defined in Section 8-102 of the UCC).

3.	Representations and Warranties of Pledgor. Pledgor hereby represents and warrants to Secured Party that:

	(a)	Pledgor owns and, at all times prior to the release of the Collateral pursuant to the terms of this Collateral Appendix, will own the Collateral free and clear of any Liens created by the Pledgor (other than the Security Interests).

	(b)	Except for the filings described in 4(b) below, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution and delivery of this Collateral Appendix or necessary for the validity or enforceability hereof or for the perfection or enforcement of the Security Interests.

	(c)	Pledgor has not performed and will not perform any acts that might prevent Secured Party from enforcing any of the terms of this Collateral Appendix or that might limit Secured Party in any such enforcement.

	(d)	The Location of Pledgor (within the meaning of Section 9-307 of the UCC) is New York, and under the Uniform Commercial Code as in effect in such Location, no local filing is required to perfect a security interest in collateral consisting of general intangibles.

	(e)	Pledgor has delivered to Secured Party a perfection certificate substantially in the form attached as Appendix A hereto, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of Secured Party, and signed by an Authorized Officer of Pledgor (the “Perfection Certificate”).

4.	Certain Covenants of Pledgor. Pledgor agrees that, so long as any of Pledgor’s obligations under the Agreement remain outstanding:

	(a)	Pledgor shall ensure at all times that a Collateral Event of Default shall not occur.

	(b)	Pledgor shall, at its own expense and in such manner and form as Secured Party may require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to (i) create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (ii) create or maintain Control with respect to any such security interests in any investment property (as defined in Section 9-102(a) of the UCC) or (iii) enable Secured Party to exercise and enforce its rights hereunder with respect to such security interest. To the extent permitted by applicable law, Pledgor hereby authorizes Secured Party to execute and file, in the name of Pledgor or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of this Collateral Appendix or of a financing statement relating to this Collateral Appendix) that Secured Party in its sole discretion may deem necessary or appropriate to further perfect, or maintain the perfection of, the Security Interests, including without limitation a UCC-1 financing statement in the form of Appendix B attached hereto filed in the appropriate filing offices in each jurisdiction identified in Part 1 of the Perfection Certificate.

	(c)	Pledgor shall warrant and defend Pledgor’s title to the Collateral, subject to the rights of Secured Party, against the claims and demands of all persons. Secured Party may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

	(d)	Pledgor agrees that Pledgor shall not change (i) Pledgor’s name, identity or corporate / organizational structure in any manner or (ii) Pledgor’s Location, unless Pledgor shall have given Secured Party not less than 10 days’ prior notice thereof.

	(e)	Pledgor agrees that Pledgor shall not (i) create any Lien (other than the Security Interests) upon or with respect to the Collateral, (ii) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral (other than assignments and participations permitted by the Loan Agreement at par and for cash proceeds that are deposited in a securities account (as defined in Section 8-501 of the UCC) (the “Collateral Account”) of Secured Party maintained by the Custodian) or (iii) enter into or consent to any agreement pursuant to which any person other than Pledgor, Secured Party and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

	(f)	Pledgor agrees that Pledgor shall forthwith upon demand pay to Secured Party: (i) the amount of any taxes that Secured Party or the Custodian may have been required to pay by reason of income or profit attributable to amounts held in the Collateral Account or to free any of the Collateral from any Lien thereon; and (ii) the amount of any and all costs and expenses, including the fees and disbursements of counsel and of any other experts, that Secured Party or the Custodian may incur in connection with (A) the enforcement of this Collateral Appendix, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (B) the collection, sale or other disposition of any of the Collateral, (C) the exercise by Secured Party of any of the rights conferred upon it hereunder or (D) any Default Event. Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 5% plus the prime rate as published from time to time in The Wall Street Journal, Eastern Edition.

5.	Administration of Collateral.

(a) Secured Party shall have the right to receive and retain as Collateral hereunder all proceeds, excluding any Excluded Proceeds, but including, without limitation, proceeds from the assignments and participations permitted by the Loan Agreement at par and for cash that is deposited in the Collateral Account and interest on the Collateral Account; provided that Secured Party shall have such right with respect to any and all proceeds, including without limitation any Excluded Proceeds, after the occurrence and during the continuance of a Default Event (such proceeds as Secured Party shall have the right to receive and retain at any time, “Retained Proceeds”), and Pledgor shall take all such action as Secured Party shall deem necessary or appropriate to give effect to such right. All such Retained Proceeds that are received by Pledgor shall be received in trust for the benefit of Secured Party and, if Secured Party so directs, shall be segregated from other funds of Pledgor and shall, forthwith upon demand by Secured Party, be delivered over to the Custodian on behalf of Secured Party as Collateral in the same form as received (with any necessary endorsement).

(b) If on any Business Day Secured Party determines that no Default Event or failure by Pledgor to meet any of Pledgor’s obligations under Sections 4 or 5 hereof has occurred and is continuing, Pledgor may obtain the release from the Security Interests of any Collateral consisting of payments of principal to be made under the Loan Agreement or, if Pledgor shall have disposed of the loan under the Loan Agreement, consisting of cash or cash equivalents held in the Collateral Account (the “Released Payment”) upon delivery to Secured Party of a written notice from Pledgor certifying that Pledgor has made a payment to Secured Party pursuant to the Confirmation and the Agreement and the cash portion of such payment equals the amount of the Released Payment.

6.	Substitution of Collateral.

Pledgor may, at any time, so long as no Default Event has occurred and is continuing, substitute cash or cash equivalents for the Collateral consisting of Pledgor’s right, title and interest in and to and under the Loan Agreement (the “Loan Collateral”) in the manner provided in the following sentence. Upon the posting of cash or cash equivalents to the Collateral Account in an aggregate amount equal to the then outstanding principal amount of the Loan, the Security Interests in the Loan Collateral shall be released.

7.	Remedies upon Default Events.

If any Default Event shall have occurred and be continuing, Secured Party may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised).

8.	Termination of Collateral Appendix.

This Collateral Appendix and the rights hereby granted by Pledgor in the Collateral shall cease, terminate and be void upon fulfillment of all of the obligations of Pledgor under the Confirmation and hereunder. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to Pledgor by Secured Party, all at the request and expense of Pledgor.

Appendix A

FORM OF PERFECTION CERTIFICATE

     The undersigned, an Authorized Officer of Citibank, N.A. (“Citibank”), hereby certifies, pursuant to Section 3(e) of the Collateral Appendix forming a part of the Confirmation dated as of October 25, 2005 between PartnerRe Ltd. and Citibank (the “Collateral Appendix”) (terms defined therein being used herein as defined in the Collateral Appendix), that:

     1. Jurisdiction of Organization. Citibank is a national banking association formed under the laws of the United States of America.

     2. Name. The exact corporate name of Citibank as it appears in its articles of association is Citibank, N.A.

     3. Prior Names. Set forth below is each other corporate name that Citibank has had within the past five years, together with the date of the relevant change:

     (b) Citibank has not changed its corporate structure in any way within the past five years.

     4. Current Locations. The chief executive office of Citibank is located at the following address:

Mailing Address	County	State

Name:
Date:

B-A-1

Appendix B

FORM OF UCC-1 FINANCING STATEMENT

SCHEDULE A TO FINANCING STATEMENT NAMING
CITIBANK, N.A., AS DEBTOR,
AND PARTNERRE LTD.,
AS SECURED PARTY

     This financing statement covers the right, title and interest of Citibank N.A. (the “Debtor”) in and to the following (all of which is hereinafter collectively referred to as the “Collateral”):

(i)	the Loan Agreement;

(ii)	any and all principal, interest, and all other payments and other moneys due or to become due, and any and all claims, rights, powers, remedies, title and interests of the Debtor in and to or under or arising out of the Loan Agreement;

(iii)	the Collateral Account and all securities and other financial assets (each as defined in Section 8- 102 of the UCC), and other funds, property or assets from time to time held therein or credited thereto;

(iv)	any and all cash and cash equivalents deposited in the Collateral Account as substitute collateral; and

(v)	all proceeds of the Collateral described in the foregoing clauses (i) through (iii), including without limitation any amounts received by the Debtor in repayment of the Loan or in connection with any assignment of or sale of participations in the Loan pursuant to the Loan Agreement.

     As used in this Schedule A, the following capitalized terms have the meanings specified below (such meanings being equally applicable to both the singular and plural forms of the terms defined):

     “Collateral Account” means a securities account (as defined in Section 8-501 of the UCC) to be established in the name of the Secured Party at the offices of the Custodian in which or to which certain of the Collateral is to be deposited or credited.

      “Custodian” means the custodian appointed by the Secured Party and identified to the Debtor.

     “Loan” means any outstanding principal amount of the advance made and any accrued and unpaid interest owed by the Secured Party to the Debtor under the Loan Agreement.

     “Loan Agreement” means the loan agreement dated as of October 25, 2005 between the Debtor and the Secured Party.

      “Secured Party” means PartnerRe Ltd.

      “UCC” means the Uniform Commercial Code as in effect in the State of New York.

B-B-1